Exhibit 23(m)(5)
AGREEMENT
TO TEMPORARILY ELIMINATE
DISTRIBUTION SERVICES FEES
SELECTED DAILY GOVERNMENT FUND
CLASS S SHARES
2011 EXTENSION
THIS AGREEMENT is made this 31st day of December 2010, between Selected Capital Preservation Trust, an Ohio business trust (“SCPT”) and Davis Distributors, LLC, a limited liability company organized under the laws of Delaware (“DDLLC”).
RECITALS:
WHEREAS, SCPT and DDLLC entered into an agreement dated December 31, 2009 entitled AGREEMENT TO TEMPORARILY ELIMINATE DISTRIBUTION SERVICES FEES SELECTED DAILY GOVERNMENT FUND CLASS S SHARES; and
WHEREAS, section 2 of the Agreement provides that the Agreement expires on December 31, 2010 and both parties desire to extend the Agreement for one more year;
NOW, THEREFORE, the parties hereby agree as follows:
1.	Temporary Elimination Distribution Fee. DDLLC agrees to temporarily waive the 0.25% distribution fee paid by SDGF Class S shares.
2.	Duration of Agreement This 2011 Extension shall extend the duration of the Agreement until December 31, 2011.
IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.
Selected Capital Preservation Trust

By:
Thomas Tays
Vice President

Davis Distributors, LLC
By:
Kenneth Eich
President